Exhibit 99.1

Innovative Industrial Properties Reports Third Quarter 2020 Results

Investments Drive 197% Q3 Total Revenues, 205% Q3 Net Income and 192% Q3 AFFO Growth Year-over-Year

SAN DIEGO, CA – November 4, 2020 – Innovative Industrial Properties, Inc. (IIP), the first and only real estate company on the New York Stock Exchange (NYSE: IIPR) focused on the medical-use U.S. cannabis industry, announced today results for the quarter ended September 30, 2020.

Third Quarter 2020 and Subsequent Events Highlights

Financial Results and Financing Activity

•	IIP generated total revenues of approximately $34.3 million in the quarter, representing a 197% increase from the prior year’s third quarter.
•	IIP recorded net income available to common stockholders of approximately $18.9 million for the quarter, or $0.86 per diluted share, and adjusted funds from operations (AFFO) of approximately $27.9 million, or $1.28 per diluted share. Net income available to common stockholders and AFFO increased by 205% and 192% from the prior year’s third quarter, respectively.
•	IIP paid a quarterly dividend of $1.17 per share on October 15, 2020 to common stockholders of record as of September 30, 2020, representing an approximately 10% increase over the second quarter 2020’s dividend and a 50% increase over the third quarter 2019’s dividend.
•	In July, IIP completed an underwritten public offering of 3,085,867 shares of common stock, including the exercise in full of the underwriters’ option to purchase an additional 402,504 shares, resulting in net proceeds of approximately $248.2 million.
•	In September, IIP issued 474,000 shares of common stock for net proceeds of approximately $58.1 million under its “at-the-market” equity offering program.

Investment Activity

•	From July 1, 2020 through today, IIP acquired five properties, totaling approximately 448,000 rentable square feet (including expected rentable square feet upon completion of properties under development), located in Florida, Michigan and New Jersey.
•	From July 1, 2020 through today, IIP also made available additional funding to tenants at seven existing properties for continued buildout and expansion of facilities in Illinois, Michigan, Ohio and Pennsylvania.
•	These twelve transactions represented an aggregate investment by IIP of approximately $180.3 million (consisting of purchase prices and development / tenant reimbursement commitments, but excluding transaction costs).
•	In these transactions, IIP established new tenant relationships with Columbia Care Inc., Curaleaf Holdings, Inc. (Curaleaf) and Jushi Holdings Inc., while expanding existing tenant relationships with Ascend Wellness Holdings, LLC, GR Companies, Inc. (Grassroots, a subsidiary of Curaleaf), Green Peak Industries, LLC, Green Thumb Industries Inc., Holistic Industries, Inc. (Holistic), Parallel and PharmaCann Inc.
•	As of November 4, 2020, IIP has invested or committed to invest through tenant improvement allowances and construction funding commitments a total of approximately $1.2 billion across its total portfolio.

Balance Sheet Highlights (at September 30, 2020)

•	Approximately $161.1 million in cash and cash equivalents and approximately $451.2 million in short-term investments, totaling approximately $612.3 million.
•	No debt, other than approximately $143.7 million of unsecured debt, consisting solely of 3.75% exchangeable senior notes maturing in 2024, representing a fixed cash interest obligation of approximately $5.4 million annually, or approximately $1.3 million quarterly.
•	9.4% debt to total gross assets, with over $1.5 billion in total gross assets.

Rent Collections (as of November 4, 2020)

•	As reported in IIP’s first quarter earnings release, during this coronavirus pandemic, IIP worked with three of its 22 tenants to provide temporary rent deferrals, structured to apply a portion of the security deposit IIP holds under each lease to pay April rent in full, defer rent for May and June in full, and provide for the pro rata repayment of the security deposit and deferred rent over an 18 month time period starting July 1. All three tenants paid rent in full for each of July, August, September and October, including pro rata repayments of the security deposit and deferred rent.
•	IIP collected 100% of contractual rent due for each of the months of July, August, September and October 2020 across IIP’s total portfolio (other than the tenant at IIP’s Los Angeles, California property that is in receivership), and has not executed rent deferrals for any additional tenants, other than the three tenants described above.

Los Angeles, California Property Update (as of November 4, 2020)

•	Holistic has entered into a definitive agreement to acquire the retail, distribution, cultivation and manufacturing licenses for cannabis operations from the tenant at IIP’s Los Angeles, California property, which is in receivership, and IIP has negotiated a long-term, triple-net lease with Holistic for the entire property upon the closing of Holistic’s acquisition of the licenses. The transaction is subject to final government approvals for the transfer of the licenses and customary closing conditions, and IIP can provide no assurance that the transaction, including the lease, will be completed on the terms described here, or at all.

Portfolio Update and Investment Activity

IIP acquired the following properties and made the following additional funds available to tenants for improvements at IIP’s properties during the period from July 1, 2020 through November 4, 2020 (dollars in thousands):

State	Closing Date	Rentable Sq. Ft.(1)	Purchase Price(2)	Additional Investment	Total Investment
New Jersey	July 13, 2020	111,000	$5,500	$29,500	$35,000	(3)
New Jersey	July 16, 2020	50,000	10,220	1,600	11,820	(4)
New Jersey	July 16, 2020	4,000	2,165	—	2,165
Illinois	August 7, 2020	N/A	N/A	844	844	(5)
Pennsylvania	August 7, 2020	N/A	N/A	1,540	1,540	(6)
Illinois	August 18, 2020	90,000	N/A	18,000	18,000	(7)
Pennsylvania	August 25, 2020	N/A	N/A	2,000	2,000	(8)
Michigan	September 1, 2020	63,000	6,200	18,800	25,000	(9)
Florida	September 18, 2020	220,000	19,550	36,850	56,400	(10)
Ohio	October 1, 2020	80,000	N/A	25,000	25,000	(11)
Michigan	October 25, 2020	N/A	N/A	525	525	(12)
Pennsylvania	November 1, 2020	N/A	N/A	2,000	2,000	(13)
	Totals	618,000	$43,635	$136,659	$180,294

(1)	Includes expected rentable square feet at completion of construction for certain properties.
(2)	Excludes transaction costs.
(3)	The tenant is expected to complete tenant improvements at the property, for which IIP agreed to provide reimbursement of up to $29.5 million. As of November 4, 2020, IIP had funded approximately $8.9 million of the tenant improvement allowance.
(4)	The tenant is expected to complete tenant improvements at the property, for which IIP agreed to provide reimbursement of up to $1.6 million. As of November 4, 2020, IIP had not funded any of the tenant improvement allowance.
(5)	The amount relates to a lease amendment which increased the tenant improvement allowance under a lease at one of IIP’s Illinois properties by $844,000 to a total of approximately $18.6 million, and also resulted in a corresponding adjustment to the base rent for the lease at the property. As of November 4, 2020, IIP had funded approximately $11.2 million of the tenant improvement allowance.
(6)	The amount relates to a lease amendment which increased the tenant improvement allowance under a lease at one of IIP’s Pennsylvania properties by approximately $1.5 million to a total of approximately $12.4 million, and also resulted in a corresponding adjustment to the base rent for the lease at the property. As of November 4, 2020, IIP had funded approximately $10.6 million of the tenant improvement allowance.
(7)	The amount relates to a lease amendment which increased the tenant improvement allowance under a lease at one of IIP’s Illinois properties by $18.0 million to a total of $32.0 million, and also resulted in a corresponding adjustment to the base rent for the lease at the property. The additional tenant improvement allowance is expected to increase the property footprint by 90,000 square feet. As of November 4, 2020, IIP had funded approximately $4.7 million of the tenant improvement allowance.
(8)	The amount relates to a lease amendment which increased the tenant improvement allowance under a lease at one of IIP’s Pennsylvania properties by $2.0 million to a total of approximately $10.0 million, and also resulted in a corresponding adjustment to the base rent for the lease at the property. As of November 4, 2020, IIP had funded approximately $7.6 million of the tenant improvement allowance.

(9)	The tenant is expected to complete tenant improvements at the property, for which IIP agreed to provide reimbursement of up to $18.8 million. As of November 4, 2020, IIP had not funded any of the tenant improvement allowance.
(10)	The tenant is expected to complete tenant improvements at the property, for which IIP agreed to provide reimbursement of up to approximately $36.9 million. As of November 4, 2020, IIP had not funded any of the tenant improvement allowance.
(11)	The amount relates to a lease amendment which increased the tenant improvement allowance under a lease at one of IIP’s Ohio properties by $25.0 million to a total of $29.3 million, and also resulted in a corresponding adjustment to the base rent for the lease at the property. The additional tenant improvement allowance is expected to increase the property footprint by 80,000 square feet. As of November 4, 2020, IIP had funded approximately $4.4 million of the tenant improvement allowance.
(12)	The amount relates to a lease amendment which increased the tenant improvement allowance under a lease at one of IIP’s Michigan properties by $525,000 to a total of approximately $1.8 million, and also resulted in a corresponding adjustment to the base rent for the lease at the property. As of November 4, 2020, IIP had funded approximately $1.7 million of the tenant improvement allowance.
(13)	The amount relates to an amendment to IIP’s lease and development agreement which increased the construction funding at one of IIP’s Pennsylvania properties by $2.0 million to a total of approximately $27.1 million, and also resulted in a corresponding adjustment to the base rent for the lease at the property. As of November 4, 2020, IIP had funded approximately $18.2 million of the construction funding.

As of November 4, 2020, IIP owned 63 properties located in Arizona, California, Colorado, Florida, Illinois, Maryland, Massachusetts, Michigan, Minnesota, Nevada, New Jersey, New York, North Dakota, Ohio, Pennsylvania and Virginia, totaling approximately 5.0 million rentable square feet (including approximately 1.7 million rentable square feet under development/redevelopment), which were 99.3% leased (based on square footage) with a weighted-average remaining lease term of approximately 16.1 years. As of November 4, 2020, IIP had raised total net proceeds of over $1.4 billion from all of its capital raising activities to date, after deducting underwriters’ discounts and commissions and offering expenses, and had invested approximately $908.4 million in the aggregate (excluding transaction costs) and had committed an additional approximately $273.5 million to reimburse certain tenants and sellers for completion of construction and tenant improvements at IIP’s properties. These statistics do not include up to approximately $7.2 million that may be funded in the future pursuant to IIP’s lease with a tenant at one of IIP’s Massachusetts properties, as the tenant at that property may not elect to have IIP disburse those funds to the tenant and pay IIP the corresponding base rent on those funds. These statistics also treat IIP’s Los Angeles, California property as not leased, due to the tenant being in receivership and its ongoing default in its obligation to pay rent at that location.

Financing Activity

In July, IIP completed an underwritten public offering of 3,085,867 shares of common stock, including the exercise in full of the underwriters’ option to purchase an additional 402,504 shares, resulting in net proceeds of approximately $248.2 million.

In September, IIP issued 474,000 shares of common stock for net proceeds of approximately $58.1 million under its “at-the-market” equity offering program.

IIP expects to use the net proceeds from these offerings to invest in specialized industrial real estate assets that support the regulated cannabis cultivation and processing industry and for general corporate purposes.

Financial Results

IIP generated total revenues of approximately $34.3 million for the three months ended September 30, 2020, compared to approximately $11.6 million for the same period in 2019, an increase of 197%. The increase was driven primarily by the acquisition and leasing of new properties, contractual rental escalations at certain properties and the partial repayment of deferrals of rent commencing on July 1 from three of IIP’s tenants described above. Total revenues for the three months ended September 30, 2020 and 2019 also included approximately $2.8 million and $357,000, respectively, of tenant reimbursements for property insurance premiums and property tax paid at certain properties, with the increase driven primarily by the insurance premiums paid by tenants relating to IIP’s placement of a portfolio-wide insurance policy in July 2020.

IIP generated total revenues of approximately $79.8 million for the nine months ended September 30, 2020, compared to approximately $27.0 million for the same period in 2019, an increase of 196%. The increase was driven primarily by the acquisition and leasing of new properties, additional tenant improvement allowances and construction funding at existing properties resulting in adjustments to base rent, and contractual rental escalations at certain properties, partially offset by the deferrals of rent from three of IIP’s tenants described above. Total revenues for the nine months ended September 30, 2020 also included approximately $422,000 of tenant reimbursements, rent collected and associated lease penalties through the drawdown of the security deposit at IIP’s Los Angeles, California property, where the tenant is in receivership and defaulted on its lease obligations, and the drawdown of part of the security deposits totaling approximately $940,000 at certain properties leased to three tenants to pay part of the rent and property management fee as a part of the deferral programs described above. Total revenues for the nine months ended September 30, 2020 and 2019 also included approximately $3.7 million and $941,000, respectively, of tenant reimbursements for property insurance premiums and property tax paid at certain properties.

For the three months ended September 30, 2020, IIP recorded net income available to common stockholders and net income available to common stockholders per diluted share of approximately $18.9 million and $0.86, respectively; funds from operations (“FFO”) and FFO per diluted share of approximately $26.5 million and $1.22, respectively; and AFFO and AFFO per diluted share of approximately $27.9 million and $1.28, respectively. Third quarter 2020 AFFO and AFFO per diluted share for the quarter increased by 192% and 49% from the prior year’s third quarter, respectively.

For the nine months ended September 30, 2020, IIP recorded net income and net income per diluted share of approximately $43.4 million and $2.33, respectively; FFO and FFO per diluted share of approximately $62.7 million and $3.40, respectively; and AFFO and AFFO per diluted share of approximately $66.7 million and $3.62, respectively. For the nine months ended September 30, 2020, AFFO and AFFO per diluted share increased by 223% and 79% from the prior year period, respectively.

FFO and AFFO are supplemental non-GAAP financial measures used in the real estate industry to measure and compare the operating performance of real estate companies.  A complete reconciliation containing adjustments from GAAP net income available to common stockholders to FFO and AFFO and definitions of terms are included at the end of this release.

Teleconference and Webcast

Innovative Industrial Properties, Inc. will not be conducting a conference call to discuss its third quarter 2020 earnings results, but does expect to conduct a conference call to discuss its fourth quarter and full-year 2020 earnings results. IIP’s current policy is generally to conduct earnings conference calls two times per year, for its second quarter earnings results and fourth quarter and full-year earnings results.

About Innovative Industrial Properties

Innovative Industrial Properties, Inc. is a self-advised Maryland corporation focused on the acquisition, ownership and management of specialized properties leased to experienced, state-licensed operators for their regulated medical-use cannabis facilities. Innovative Industrial Properties, Inc. has elected to be taxed as a real estate investment trust, commencing with the year ended December 31, 2017. Additional information is available at www.innovativeindustrialproperties.com.

This press release contains statements that IIP believes to be “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than historical facts are forward-looking statements. When used in this press release, words such as IIP “expects,” “intends,” “plans,” “estimates,” “anticipates,” “believes” or “should” or the negative thereof or similar terminology are generally intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Investors should not place undue reliance upon forward-looking statements. IIP disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Innovative Industrial Properties, Inc.

Condensed Consolidated Balance SheetS

(Unaudited)

(In thousands, except share and per share amounts)

	September 30,	December 31,
	2020	2019
Assets
Real estate, at cost:
Land	$68,033	$48,652
Buildings and improvements	575,529	382,035
Tenant improvements	272,934	87,344
Total real estate, at cost	916,496	518,031
Less accumulated depreciation	(31,469)	(12,170)
Net real estate held for investment	885,027	505,861
Cash and cash equivalents	161,074	82,244
Restricted cash	—	35,072
Short-term investments, net	451,178	119,595
Right of use office lease asset	1,035	1,202
Other assets, net	1,536	1,883
Total assets	$1,499,850	$745,857
Liabilities and stockholders’ equity
Exchangeable senior notes, net	$136,174	$134,654
Tenant improvements and construction funding payable	30,583	24,968
Accounts payable and accrued expenses	1,336	3,417
Dividends payable	26,325	12,975
Office lease liability	1,113	1,202
Rent received in advance and tenant security deposits	34,323	20,631
Total liabilities	229,854	197,847
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.001 per share, 50,000,000 shares authorized: 9.00% Series A cumulative redeemable preferred stock, $15,000 liquidation preference ($25.00 per share), 600,000 shares issued and outstanding at September 30, 2020 and December 31, 2019	14,009	14,009
Common stock, par value $0.001 per share, 50,000,000 shares authorized: 22,174,428 and 12,637,043 shares issued and outstanding at September 30, 2020 and December 31, 2019, respectively	22	13
Additional paid-in capital	1,295,352	553,932
Dividends in excess of earnings	(39,387)	(19,944)
Total stockholders’ equity	1,269,996	548,010
Total liabilities and stockholders’ equity	$1,499,850	$745,857

Innovative Industrial Properties, Inc.

Condensed Consolidated STATEMENTS OF INCOME

For the Three and Nine Months Ended September 30, 2020 and 2019

(Unaudited)

(In thousands, except share and per share amounts)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Revenues:
Rental (including tenant reimbursements)	$34,327	$11,555	$79,803	$26,995
Total revenues	34,327	11,555	79,803	26,995
Expenses:
Property expenses	2,919	357	3,933	941
General and administrative expense	3,339	2,156	9,695	6,667
Depreciation expense	7,646	2,221	19,299	5,054
Total expenses	13,904	4,734	32,927	12,662
Income from operations	20,423	6,821	46,876	14,333
Interest and other income	653	1,537	3,086	3,702
Interest expense	(1,861)	(1,838)	(5,565)	(4,462)
Net income	19,215	6,520	44,397	13,573
Preferred stock dividend	(338)	(338)	(1,014)	(1,014)
Net income attributable to common stockholders	$18,877	$6,182	$43,383	$12,559
Net income attributable to common stockholders per share:
Basic	$0.87	$0.56	$2.35	$1.22
Diluted	$0.86	$0.55	$2.33	$1.20
Weighted average shares outstanding:
Basic	21,594,637	10,918,477	18,315,231	10,088,036
Diluted	21,708,725	11,057,697	18,429,228	10,225,574

Innovative Industrial Properties, Inc.

Condensed Consolidated FFO AND AFFO

For the Three and Nine Months Ended September 30, 2020 and 2019

(Unaudited)

(In thousands, except share and per share amounts)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Net income attributable to common stockholders	$18,877	$6,182	$43,383	$12,559
Real estate depreciation	7,646	2,221	19,299	5,054
FFO attributable to common stockholders	26,523	8,403	62,682	17,613
Stock-based compensation	841	655	2,488	1,841
Non-cash interest expense	513	489	1,521	1,181
AFFO attributable to common stockholders	$27,877	$9,547	$66,691	$20,635
FFO per share — basic	$1.23	$0.77	$3.42	$1.75
FFO per share — diluted	$1.22	$0.76	$3.40	$1.72
AFFO per share — basic	$1.29	$0.87	$3.64	$2.05
AFFO per share — diluted	$1.28	$0.86	$3.62	$2.02
Weighted average shares outstanding — basic	21,594,637	10,918,477	18,315,231	10,088,036
Weighted average shares outstanding — diluted	21,708,725	11,057,697	18,429,228	10,225,574

FFO and FFO per share are operating performance measures adopted by the National Association of Real Estate Investment Trusts, Inc. (NAREIT). NAREIT defines FFO as the most commonly accepted and reported measure of a REIT’s operating performance equal to “net income, computed in accordance with accounting principles generally accepted in the United States (GAAP), excluding gains (or losses) from sales of property, plus depreciation, amortization and impairment related to real estate properties, and after adjustments for unconsolidated partnerships and joint ventures.”

Management believes that net income, as defined by GAAP, is the most appropriate earnings measurement. However, management believes FFO and FFO per share to be important supplemental measures of a REIT’s performance because they provide an understanding of the operating performance of IIP’s properties without giving effect to certain significant non-cash items, primarily depreciation expense. Historical cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time. However, real estate values instead have historically risen or fallen with market conditions. IIP believes that by excluding the effect of depreciation, FFO and FFO per share can facilitate comparisons of operating performance between periods. FFO and FFO per share are used by management to evaluate the REIT’s operating performance and these measures are the predominant measures used by the REIT industry and industry analysts to evaluate REITs. For these reasons, management has deemed it appropriate to disclose and discuss FFO and FFO per share.

Management believes that AFFO and AFFO per share are also appropriate supplemental measures of a REIT’s operating performance. IIP calculates AFFO by adding to FFO certain non-cash and infrequent or unpredictable expenses which may impact comparability, consisting of non-cash stock-based compensation expense and non-cash interest expense.

IIP’s computation of FFO and AFFO may differ from the methodology for calculating FFO and AFFO utilized by other equity REITs and, accordingly, may not be comparable to such REITs. Further, FFO and AFFO do not represent cash flow available for management’s discretionary use. FFO and AFFO should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of IIP’s financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of IIP’s liquidity, nor is it indicative of funds available to fund IIP’s cash needs, including IIP’s ability to pay dividends or make distributions. FFO and AFFO should be considered only as supplements to net income computed in accordance with GAAP as measures of IIP’s operations.

Company Contact:

Catherine Hastings

Chief Financial Officer

Innovative Industrial Properties, Inc.

(858) 997-3332